SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    StateShares, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         StateShares, Inc.
         420 Lexington Avenue, Suite 2626
         New York, New York 10170

Telephone Number (including area code):
                                 (212) 986-7900

Name and address of agent for service of process:

                                 David W. Jaffin
                                StateShares, Inc.
                        420 Lexington Avenue, Suite 2626
                            New York, New York 10170

With copies of Notices and Communications to:

         Michael R. Rosella, Esq.
         Paul, Hastings, Janofsky & Walker LLP
         75 East 55th Street
         New York, NY  10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of New York and the state of New York on the 4th day of January, 2007.

[SEAL]

                                          StateShares, Inc.
                                          (REGISTRANT)


                                          By:      /s/ Anthony F. Dudzinski
                                             --------------------------------
                                                   Anthony F. Dudzinski
                                                   (President)



Attest:        /s/ David W. Jaffin
         -----------------------------------------
           David W. Jaffin
           (Director, Secretary and Treasurer)